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                                                                  Exhibit 99


For further information, please contact:
Daniel E. Kreher
314/553-4915



                ENGINEERED SUPPORT ADDS RETIRED AUDIT PARTNER
                   TO BOARD OF DIRECTORS; AUDIT COMMITTEE

         ST. LOUIS, MO., FEBRUARY 7, 2005 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced the appointment of James A. Schaefer to its Board of Directors. Mr. Schaefer, a Certified Public Accountant, has been involved in the public accounting industry for nearly 40 years. He was an audit partner for the accounting firm of Baird, Kurtz & Dobson LLP from 1988 until his retirement in 2004 and a partner with Ernst & Young LLP prior thereto. Mr. Schaefer was appointed to fill a vacant position on the Company's Board effective February 1, 2005, and will stand for election to a three-year term on the Board of Directors in conjunction with Engineered Support Systems' Annual Meeting of Shareholders to be held on March 1, 2005. He will serve on the Audit Committee of the Board.

Company CHAIRMAN MICHAEL F. SHANAHAN, SR. commented, "We are extremely pleased with Jim Schaefer's acceptance to join our Board and to sit on the Audit Committee. Jim offers our Company a wealth of experience in dealing with financial and accounting matters and will be a significant resource for our Board of Directors for many years to come. As a seasoned financial advisor, his counsel and guidance in dealing with the increasingly complex compliance and regulatory environment which public companies are faced with today will prove invaluable."

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at www.engineeredsupport.com.

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